Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) effective this, the 8th day of November, 2021 (the “Effective Date”) is entered into, by, and between Global Tech Industries Group, Inc. (“GTII”), a corporation organized under the laws of the State of Nevada, with its principal place of business at 511 Sixth Avenue, Suite 800 New York, NY 1001, and Trento Resources and Energy Corp. (“Trento”), a corporation organized under the laws of the State of Delaware with its principal place of business at 8 The Green STE A, Dover, DE 19901 and Sean Wintraub (“Wintraub”), an individual. Trento and Wintraub shall hereafter be referred to collectively as the “Sellers” and individually as a “Seller”. The entities and individuals entering into this to this Agreement maybe referred to individually as a “Party” or collectively as the “Parties.”

WHEREAS, the Sellers own all of the authorized, issued, and outstanding common stock of Trento Energy Resources, Inc.; and

WHEREAS, Sellers are presently engaged in securing sufficient funding to establish and support large-scale mining operations at the Trento Mining Project (the “Trento Project”), located in the third region of Atacama, Chile, Copiapo commune, between coordinates N 6,987,600 and E 384, 800 22 kilometers northeast of the city of Copiapo, Chile; and

WHEREAS, Trento estimates that amount of geological resources at the Trento Project as appearing in the Geological Estimation Certificate (the “Geological Estimation”) attached hereto as Exhibit A; and

WHEREAS, the Seller desires to sell to GTII, and GTII desires to acquire from the Seller, in consideration for the issuance by GTII of that amount of newly issued shares of GTII common stock (the “GTII” Stock) set forth in this Agreement, all of Trento’s authorized, issued, and outstanding common stock (the “Trento Stock”)

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties to this Agreement, and in light of the above recitals, the Parties to this Agreement hereby agree as follows:

1.	Sale AND PURCHASE.

a.	Sale and Purchase of Stock. In consideration for the Purchase Price (as defined in Section 1.b, below, of this Agreement) and the other covenants of GTII in this Agreement, Sellers agree to sell to GTII, and GTII agrees to purchase from Sellers, on the Closing Date (as defined in Section 2 of this Agreement), all 350,000,000 common shares of the Trento Stock, representing 100% of the authorized capital stock and equity ownership interest in Trento.

b.	Purchase Price. As consideration for the sale by Sellers of the Trento Stock, GTII will issue and pay to Sellers, at the Closing, the aggregate amount of 100,000 shares of GTII’s common stock (the “Purchase Price”):

a. Sean Wintraub	100,000 Shares

c.	Legends. The certificates evidencing the GTII Stock will bear legends in substantially the following form:

i.	“The shares represented by this certificate have not been registered or qualified under the Securities Act of 1933, as amended, and may not be sold or transferred without registration under said Act or an exemption therefrom”

ii.	“Subject to Stock Purchase Agreement, Dated [Effective Date]”

d.	Non-Distributive Covenant. Sellers agree that they will not, individually or collectively, offer for sale any of the GTII Stock issued pursuant to this Agreement until the expiration of 12 months or successful funding of the Trento Project as described in Section 6.b., below, from the issuance date thereof, except that

iii.	Nothing herein shall be considered as a bar to the participation of the Seller as a seller in a public offering by GTII.

2.	closing.

a.	Time and Place of Closing. Closing shall take place virtually no later than November 10, 2021, unless extended in writing by GTII and Seller.

b.	Actions at Closing. At Closing, the following shall take place:

i.	GTII will instruct its transfer agent to cause to be issued the GTII Shares as set forth in 1, b., above;

ii.	Seller will tender to GTII a stock certificate or other documentation evidencing ownership of the Trento Stock by GTII;

iii.	Seller will deliver to GTII copies of necessary resolutions of the Board of Directors of Trento authorizing the execution, delivery, and performance of this Agreement, which resolutions have been certified by an officer of Trento as being valid and in full force and effect.

iv.	GTII will deliver to Trento copies of (1) corporate resolutions of the Board of Directors of GTII authorizing the execution, delivery and performance of this Agreement; (3) appointment of Sean Wintraub as the Chief Executive Officer, Aldo Delpero and Vice President and Managing Director, and Charles Chiarelli as Treasurer and Chief Financial Officer; and other agreements contemplated by this Agreement, which resolutions have been certified by an officer of GTII as being valid and in full force and effect.

v.	Delivery of any additional documents or instruments as a Party may reasonably request or as may be necessary to evidence and effect this Agreement, including but not limited to copies of the front and back of each Seller driver’s license, current primary residence, and social security number.

3.	REPRESENTATIONS AND WARRANTIES OF TRENTO AND SELLERS. Sellers, on behalf of Trento and each of them, represent and warrant as follows:

a.	Power and Authority. Sellers and Trento have full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Trento has been duly authorized by all Seller, and any necessary action on its part has been take.

b.	Good Standing. Trento (i) is duly organized, validly existing and in good standing under the laws of State of Delaware, having a unique Delaware File Number of 6373508; (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted; and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

c.	Approvals. To Sellers knowledge, no authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Sellers in connection with the execution, delivery or performance of this Agreement.

d.	Capitalization. The authorized capital stock of Sellers consists of 350,000,000 shares of common stock, having no par value, of which 100,000 shares are issued and outstanding. All of the outstanding shares of the capital stock of Trento are validly issued, fully paid and nonassessable, and, if issued, have been issued in full compliance with all applicable federal, state, local and foreign securities laws and other laws. Trento has no other classes of stock, whether common or preferred.

e.	Representations True on Closing Date. The representations and warranties of Sellers set forth in this Agreement are true and correct as of the Effective Date of this Agreement, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date. GTII’s knowledge will not act as a waiver of any breach of the representations and warranties contained herein by Sellers.

f.	Non-Contravention. To Sellers knowledge, neither the execution nor delivery of this Agreement, nor the performance of this Agreement will contravene or result in a material violation of any of the provisions of any other agreement or obligation of Sellers.

4.	REPRESENTATIONS AND WARRANTIES GTII. GTII represents and warrants as follows:

a.	Power and Authority. GTII has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by GTII has been duly authorized by all GTII, and any necessary action on its part has been take.

b.	Good Standing. GTII (i) is duly organized, validly existing and in good standing under the laws of State of Nevada; (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted; and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

c.	Approvals. To GTII’s knowledge, no authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by GTII in connection with the execution, delivery or performance of this Agreement.

d.	Capitalization. The authorized capital stock of GTII consists of 550,000,000 shares of common stock, par value $0.001 per share, of which approximately 250,000,000 shares are issued, outstanding, and 50,000 shares of preferred stock, par value $0.001 per share, of which 1,000 shares of Series A Preferred Stock (super voting) are issued and outstanding. All of the outstanding shares of the capital stock of GTII are validly issued, fully paid and nonassessable, and have been issued in full compliance with all applicable federal, state, local and foreign securities laws and other laws.

e.	Representations True on Closing Date. The representations and warranties of GTII set forth in this Agreement are true and correct as of the Effective Date of this Agreement, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date. Trento or Sellers knowledge will not act as a waiver of any breach of the representations and warranties contained herein by GTII.

f.	Non-Contravention. To GTII’s knowledge, neither the execution nor delivery of this Agreement, nor the performance of this Agreement will contravene or result in a material violation of any of the provisions of any other agreement or obligation of GTII.

5.	CONDITION TO CLOSING.

a.	Conditions Precedent to GTII’s Obligation to Close. GTII’s obligation to close the stock purchase as contemplated in this Agreement is conditioned upon the occurrence or waiver by GTII of the following:

i.	GTII is satisfied in its sole and absolute discretion with its due diligence investigation of Sellers, its business and its management.

ii.	Seller shall have delivered to GTII all certificates or documentation evidencing the Trento Stock.

iii.	All representations and warranties of Sellers made in this Agreement or in any exhibit or schedule hereto delivered by Trento must be true and correct as of the Closing Date with the same force and effect as if made on and as of that date.

iv.	Sellers must have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Sellers prior to or at the Closing Date.

b.	Conditions Precedent to Seller’s Obligation to Close. Seller’ obligation to close the stock purchase as contemplated in this Agreement is conditioned upon the occurrence or waiver by Seller of the following:

i.	Seller are satisfied in their sole and absolute discretion with their due diligence investigation of GTII, its business and its management.

ii.	All representations and warranties of GTII made in this Agreement or in any exhibit hereto delivered by GTII must be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

iii.	GTII must have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by GTII prior to or at the Closing Date.

c.	Conditions Subsequent to Closing. The following conditions shall occur subsequent to Closing and within the timeframes provided herein.

i.	Audit. The Parties acknowledged that the successful completion, within ninety (90) calendar days of the Effective Date, of an audit, and acceptable to GTII’s auditors, of Trento for calendar years 2019 and 2020, as well as 2021 year-to-date, or from date of formation of Trento to the Effective Date, of this Agreement (collectively the “Audited Financial Statements”), by an auditor that is subject to the public corporation accounting oversight board (“PCAOB”), is a material term of this Agreement. As such:

(1)	GTII will hold any GTII Stock issued, if any, prior to completion of the Audited Financial Statements, pending successful completion of the Audited Financial Statements.

(2)	The inability, refusal, or other failure by Seller or Trento to successful complete the Audited Financial Statements shall be grounds for rescission of this Agreement. In such case, the Seller consent to cancellation of the certificates to be issued pursuant to this Agreement, and GTII shall immediately and irrevocably return the Trento Shares to Seller.

(3)	The Parties shall thereafter release each other from any claims one Party may have against another Party for failure to successfully complete the Audited Financial Statements.

(4)	Extension of Audit Period. At the request of Trento, GTII shall not object to a reasonable extension of the audit period.

ii.	GTII’s Approval of Trento’s Business Plan. Sellers and Trento shall deliver, to GTII, a business plan, with associated Audited Financial Statements, in a form acceptable to GTII. Approval of the business plan by the Board of Directors of GTII, in its sole discretion shall be a material term of this Agreement.

6.	ISSUANCE OF ADDITIONAL GTII STOCK.

a.	If, within 6 months of the Effective Date of this Agreement, Sellers have secured sufficient funding to establish and support large-scale mining operations at the Trento Project, GTII shall issue, to Sellers, 100,000,000 shares of the GTII Stock (the “Additional GTII Stock”)

i.	As used herein, sufficient funding shall mean evidence of the possession of unencumbered funds, in United States Dollars, deposited in a financial institution in the United States or the United Kingdom.

b.	If, within 6 months after the issuance of the Additional GTII Stock, the Parties obtain confirmation of the presence of the geological resources in those amounts contained in the Geological Estimation, GTII shall issue, to Sellers, that amount of GTII Stock representing industry standard multipliers for said geological resources.

i.	As used herein, confirmation of the presence of the geological resources means confirmation by an auditor subject to the PCAOB and acceptable to GTII’s auditors.

7.	INTERNATIONAL LEVIES AND ASSESSMENTS. Sellers shall comply with all required regulatory authorities, whether based in the United States or internationally, with respect to the Trento Project. If any regulatory authority assesses liability for actions taken in the three years prior to the Execution Date of this Agreement, GTII shall assume the defense of any such assessment. However, Seller will retain liability for any amounts due to said regulatory authority.

8.	INDEMNIFICATION.

a.	Indemnification by Sellers. Trento, and Seller, and each of them agree to indemnify, defend and hold harmless GTII and its affiliates against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorney’s fees and costs, incurred by GTII or any of its affiliates arising, resulting from, or relating to any breach of, or failure by Trento to perform any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Seller or Trento under this Agreement.

b.	Indemnification by GTII. GTII agrees to indemnify, defend and hold harmless Seller, Trento, and its affiliates against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ fees and costs incurred by Trento or any of its affiliates arising, resulting from or relating to any breach of, or failure by GTII to perform, any of its representations, warranties, covenants or agreements in this Agreement.

c.	Procedure for Indemnification Claims.

i.	Whenever any parties become aware that a claim (an “Underlying Claim”) has arisen entitling them to seek indemnification under Section 8 of this Agreement, such parties (the “Indemnified Parties”) shall promptly send a notice (“Notice”) to the parties liable for such indemnification (the “Indemnifying Parties”) of the right to indemnification (the “Indemnity Claim”); provided, however, that the failure to so notify the Indemnifying Parties will relieve the Indemnifying Parties from liability under this Agreement with respect to such Indemnity Claim only if, and only to the extent that, such failure to notify the Indemnifying Parties results in the forfeiture by the Indemnifying Parties of rights and defenses otherwise available to the Indemnifying Parties with respect to the Underlying Claim. Any Notice pursuant to this Section 8.3(a) shall set forth in reasonable detail, to the extent then available, the basis for such Indemnity Claim and an estimate of the amount of damages arising therefore.

ii.	If an Indemnity Claim does not result from or arise in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties will have thirty (30) calendar days following receipt of the Notice to issue a written response to the Indemnified Parties, indicating the Indemnifying Parties’ intention to either (i) contest the Indemnity Claim or (ii) accept the Indemnity Claim as valid. The Indemnifying Parties’ failure to provide such a written response within such thirty (30) day period shall be deemed to be an acceptance of the Indemnity Claim as valid. In the event that an Indemnity Claim is accepted as valid, the Indemnifying Parties shall, within fifteen (15) Business Days thereafter, pay the damages incurred by the Indemnified Parties in respect of the Underlying Claim in cash by wire transfer of immediately available funds to the account or accounts specified by the Indemnified Parties. To the extent appropriate, payments for indemnifiable damages made pursuant to this Agreement will be treated as adjustments to the Purchase Price.

iii.	In the event an Indemnity Claim results from or arises in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties shall have fifteen (15) calendar days following receipt of the Notice to send a Notice to the Indemnified Parties of their election to, at their sole cost and expense, assume the defense of any such Underlying Claim or legal proceeding; provided that such Notice of election shall contain a confirmation by the Indemnifying Parties of their obligation to hold harmless the Indemnified Parties with respect to damages arising from such Underlying Claim. The failure by the Indemnifying Parties to elect to assume the defense of any such Underlying Claim within such fifteen (15) day period shall entitle the Indemnified Parties to undertake control of the defense of the Underlying Claim on behalf of and for the account and risk of the Indemnifying Parties in such manner as the Indemnified Parties may deem appropriate, including, but not limited to, settling the Underlying Claim. The parties controlling the defense of the Underlying Claim shall not, however, settle or compromise such Underlying Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. The non-controlling parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.

iv.	The Indemnifying Parties and the Indemnified Parties will cooperate reasonably, fully and in good faith with each other, at the sole expense of the Indemnifying Parties, in connection with the defense, compromise or settlement of any Underlying Claim including, without limitation, by making available to the other parties all pertinent information and witnesses within their reasonable control.

9.	EQUITABLE RELIEF.

a.	Damages Inadequate. Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

b.	Equitable Relief. It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive or other equitable relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

10.	FURTHER ASSURANCES. Following the Closing, each party shall furnish to the other party such instruments and other documents as such parties may reasonably request for the purpose of carrying out or evidencing the transactions contemplated hereby.

11.	FEES AND EXPENSES. Each Party hereto shall pay all fees, costs and expenses that it incurs in connection with the negotiation and preparation of this Agreement and in carrying out the transactions contemplated hereby (including, without limitation, all fees and expenses of its counsel(s) and accountant(s).

12.	NOTICE. Any notice or communication required or permitted under this Agreement will be sufficiently given if delivered in person, by certified mail, return receipt requested or by email.

a.	If to Sellers

Sean Wintraub, Chief Executive Officer

Trento Resources and Energy Corp

8 The Green STE A

Dover, Delaware 19901

Email: osean@waterislife.com

b.	If to GTII

David Reichman, Chief Executive Officer

Global Tech Industries Groups, Inc.

511 Sixth Avenue, Suite 800

New York, New York 10011

Email: david@gtii-us.com

13.	ASSIGNMENT. This Agreement will not be assignable by either party without the prior written consent of the other party.

14.	FORCE MAJEURE. If performance of this Agreement or any obligation under this Agreement is prevented, restricted, or interfered with by causes beyond either Party’s reasonable control (“Force Majeure”), and if the Party unable to carry out its obligations provides the other Party prompt written notice of such event, then the obligations of the party invoking this provision will be suspended to the extent necessary by such event. The term Force Majeure will include, without limitation:

a.	Acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars, or strikes, lock-outs, or work stoppages.

15.	ENTIRE AGREEMENT. This Agreement, and any agreement incorporated by reference, contains the entire agreement of the Parties, and there are no other promises or conditions in any other agreement whether oral or written.

16.	AMENDMENTS. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties

17.	SEVERABILITY. If a court finds that any provision of this Agreement is invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

18.	APPLICABLE LAW. The laws of the State of New York shall govern, construe and enforce all of the rights and duties of the parties arising from, or relating in any way to, the subject matter of this Agreement. The Parties agree that any action brought to enforce any portion of this agreement will be brought in a New York State court or a federal court which sits in the State of New York.

19.	WAIVER OF RIGHT. The failure of either party to enforce any provision of this Agreement will not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

20.	HEADINGS. Headings are used for reference only and carry no legal significance.

21.	REPRESENTATIONS. Each Party, where applicable, represents and warrants that: (a) it is duly organized, validly existing and in good standing under the laws of the state where organized; (b) has all requisite power and authority to own and operate its assets and carry on its business; (c) it is duly qualified to transact business and is in good standing in each jurisdiction in which the obligations under this Agreement are to be performed; (d) this Agreement is valid and binding obligation of each Party, enforceable in accordance with its terms.

22.	AUTHORIZED SIGNATORIES. It is agreed and warranted by the Parties that the individuals singing this Agreement on behalf of the respective Parties are authorized to execute such an agreement. No further proof of authorization will be required.

[SIGNATURE PAGE TO FOLLOW]

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereunder have caused this Agreement to be executed as of the Effective Date, above.

Global Tech Industries Group, Inc.

By:	/s/ David Reichman
David Reichman,
Chairman and Chief Executive Officer
Dated:	November 9, 2021

By:	/s/ Frank Benintendo
Frank Benintendo,
Vice-Chairman and Secretary
Dated:	November 9, 2021

For Trento Resources and Energy Corp:

/s/ Sean Wintraub
Sean Wintraub, Chief Executive Officer
Date:	November 9, 2021

For Sean Wintraub:

/s/ Sean Wintraub
Sean Wintraub, Trento Shareholder Owning
100% of its Issued and Outstanding Common Stock
Date:	November 9, 2021

Page 11 of 11